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                                    EXHIBIT 15(c)

                          Form of Amendment No. 2 to the
                   Distribution and Shareholder Servicing Plan

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                                  Amendment No. 2

                                         to

            Distribution and Shareholder Servicing Plan (the "Plan")

                                         of

                           The Valiant Fund (the "Trust")

                                 dated July 29, 1993

Effective December 19, 1995 the Plan is hereby amended as follows:

Section 1 is amended to read in its entirety as follows: 1. THE PLAN. This Plan is the Trust's written distribution plan, contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Trust will bear certain costs related to the distribution of the Class A and Class B shares (the "Class A Shares" and the "Class B Shares") of its U.S. Treasury Income Portfolio, Tax-Exempt Money Market Portfolio, General Money Market Portfolio and U. S. Treasury Money Market Portfolio (each of the aforementioned Funds shall be referred to herein individually as a "Fund" and collectively as the "Funds") and the provision of services to holders of Shares. To the extent that any payments (in addition to those specified in Paragraph 3) made by the Trust to Integrity Management & Research, Inc. (the "Manager"), any sub-adviser, the Distributor, any administrator of the Trust, or any of their affiliates, including payment of investment advisory and services fees, may be deemed to be indirect financing of any activity with is primarily intended to result in the distribution of Shares, such payments shall be deemed to be authorized by this Plan.

Sections 6 and 7 are amended to read in their entirety as follows:

     6. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated with respect to either Class A Shares or Class B Shares of a Fund at any time, without payment of any penalty, by vote of a majority of Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Trustees") or by a vote of a majority of the outstanding voting securities of the affected Class of the affected Fund, on not more than sixty days written notice to any other party to the agreement;
(ii) such agreement shall automatically terminate in the event of its assignment; (iii) such agreement shall go into effect when approved by a vote of the Trustees and the Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (iv) such agreement shall, unless terminated as herein provided,


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continue in effect with respect to a Class of a Fund from year to year only so long as such continuance is specifically approved at least annually by a vote of the Trustees and the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

     7. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This plan will take effect on the date first set forth above. Unless terminated as hereinafter provided, this Plan shall continue in effect with respect to a Class of a Fund from year to year from the date first set above only so long as such continuance is specifically approved at least annually by a vote of the Trustees and the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated with respect to a Class of a Fund at any time by vote of a majority of the Independent Trustees or by the vote of the holders of the outstanding voting securities of the affected Class of the affected Fund. This Plan may not be amended to increase materially the amount of payments to be made by a Class of a Fund without approval by a vote of a majority of the outstanding voting securities of the affected Class of the affected Fund and all material amendments must be approved by a vote of the Trustees and of the Independent Trustees cast in person at a meeting called for the purpose of voting on such amendment.

Except as set forth above, the Amendment does not alter or amend the Plan, which remains in full force and effect. The Amendment is not intended to, and does not, amend to increase materially the amounts to be paid by a Fund of the Trust under the Plan as originally adopted.

                         THE VALIANT FUND



                         By:_____________________________


                         INTEGRITY INVESTMENTS, INC.



                         By:_______________________________